June 12, 2000



Seligman New Technologies Fund II, Inc.
   100 Park Avenue,
     New York, New York  10017.

Dear Sirs:

         In connection with Pre-Effective Amendment No. 4 to the Registration Statement on Form N-2 (Securities Act File No. 333-32222 and Investment Company Act File No. 811-09849) of Seligman New Technologies Fund II, Inc., a Maryland corporation (the "Company"), which you expect to file under the Securities Act of 1933, as amended (the "Securities Act"), with respect to shares of the Common Stock of the Company, par value $0.01 per share, with a maximum aggregate offering price of $900,000,000 (the "Shares"), we, as your counsel, have examined such corporate records, certificates and other documents, and such

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questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement referred to above has become effective under the Securities Act and the Shares have been duly issued and sold as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above. In giving such consent, we do not thereby admit that we are

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in the category of persons whose consent is required under Section 7 of the
Securities Act.

                                                      Very truly yours,

                                                     /s/ SULLIVAN & CROMWELL



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